Exhibit 10.86

Mark A.Wainger Senior Vice President Global Compensation & Benefits

February 18, 2009

Via Email and Overnight Delivery

Mr. Ron Grant

AOL LLC

770 Broadway

New York, NY 10003

Re:    Equity Grants

Dear Ron:

We are sending you this letter to advise you of changes related to future equity grants you may receive from Time Warner Inc. On Wednesday, February 18, 2009, the Compensation and Human Development Committee of the Board of Directors of Time Warner Inc. approved amending your employment agreement to provide for a modification to the terms of any future equity grants awarded to you by Time Warner Inc. with respect to their treatment in the event that your employment with AOL LLC were terminated without cause.

Specifically, the Compensation and Human Development Committee of the Board of Directors of Time Warner Inc. approved the following: in the event of a termination of your employment with AOL LLC by AOL LLC without cause, all stock options to purchase shares of Time Warner Common Stock granted to you on or after February 18, 2009, shall vest and become immediately exercisable on the earlier of the Severance Term Date or the Equity Cessation Date (as such terms are defined in the Amended and Restated Employment Agreement that was delivered to you in November 2008), and shall remain exercisable for a period of three years after the earlier of the Severance Term Date or the Equity Cessation Date (but not beyond the term of such stock options) and AOL LLC and Time Warner Inc. shall not be permitted to determine that your employment was terminated for “unsatisfactory performance” within the meaning of any stock option agreement between you and Time Warner Inc. In addition, subject to potential further delay in payment resulting from Section 409A of the Internal Revenue Code, the vesting of any awards of RSUs granted to you on or after February 18, 2009, and held at the Effective Termination Date of a termination of your employment without cause will accelerate upon, and the shares of Time Warner Common Stock will be paid to you promptly following, the Effective Termination Date of such a termination of employment.

Time Warner Inc. • One Time Warner Center, 16th Floor • New York, NY 10019-8016

T 212.484.6475 • F 212.484.7181 • mark.wainger@timewarner.com

To apply this modified treatment to the equity grants that are anticipated to be made by Time Warner Inc. to you on February 20, 2009, you will need to sign and return this letter to me by fax (212 484-7181) or in an email with a PDF no later than the close of business on February 19, 2009 acknowledging your agreement to the modifications described herein. AOL LLC will then amend and restate your employment agreement to reflect the changes described in this letter.

Please let me know if you have any questions about the information provided to you in this letter.

Sincerely,

/s/ Mark Wainger
Mark Wainger Senior Vice President, Global Compensation and Benefits Time Warner Inc.

Acknowledged and Agreed to:

/s/ Ron Grant
Ron Grant